EXHIBIT 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of the date of the Annual Report on Form 10-K of which this exhibit is a part, Range Resources Corporation (the "Company") has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") which is our common stock.

Description of Common Stock

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Annual and Restated Certified of Incorporation, as amended (the "charter") and our Amended and Restated Bylaws (the "bylaws"), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part. We encourage you to read our charter, our bylaws and the applicable provisions of Delaware General Corporation Law for additional information.

Authorized Capital Stock

At December 31, 2024, our authorized and outstanding capital stock consisted of:

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10,000,000 shares of preferred stock, par value $1.00 per share, of which, no shares are issued and outstanding; and
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475,000,000 shares of common stock, par value $0.01 per share, of which 240,669,354 shares were outstanding.

Common Stock

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Dividends. Common stockholders may receive dividends when declared by the board of directors. Dividends may be paid in cash, stock or other form. In certain cases, common stockholders may not receive dividends until we have satisfied our obligations to any preferred stockholders. Certain of our debt instruments limit the payment of cash dividends.
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Voting Rights. Each share of our common stock is entitled to one vote in the election of directors and other matters. Common stockholders are not entitled to cumulative voting rights.
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Other Rights. Common stockholders are not entitled to preemptive rights. If we liquidate, dissolve or wind-up our business, either voluntarily or not, common stockholders will share equally in the assets remaining after we pay our creditors and preferred stockholders, if any.
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Listing. Our outstanding shares of common stock are listed on the NYSE under the symbol "RRC." Any additional common stock we issue will also be listed on the NYSE.

Business Combination Under of Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

a)
before that person became an interested stockholder, the corporation’s board of directors approved the transaction in which the interested stockholder or approved the business combination;
b)
upon completion of the transaction that resulted in the interested stockholder’s becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether share held subject to the plan will be tendered in a tender or exchange offer); or
c)
following the transaction in which that person became an interested stockholder, the business combination is approved by the corporation’s board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, these restrictions also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if that extraordinary transaction is approved or not opposed by a majority of the directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office. "Business combination" included mergers, assets sales and other transactions resulting in a financial benefit to the stockholder. "Interested stockholder" is a person who, together with affiliates and associates, owns (or, in some cases within three years prior, did own) 15% or more of the corporation’s voting stock.

Anti-Takeover Provisions of our Certificate of Incorporation and Bylaws

The provisions of our certificate of incorporation and bylaws we summarize below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for our common stock.

Any action by our stockholders must be taken at an annual or special meeting of stockholders. Special meetings of the stockholders may be called at any time by the Chairman of the Board, the President or the Board, and shall be called by the Chairman of the Board, the President, a Vice President or the Secretary on the written request stockholders owning at least a majority in amount of the entire capital stock of the Corporation issued and outstanding and entitled to vote.

Additionally, our certificate of incorporation and bylaws provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide timely notice in writing, and also specify requirements as to the form of the stockholder's notice. Our bylaws further provide that a stockholder, or group of not more than 20 stockholders, who has owned continuously for at least three years shares of common stock representing an aggregate of at least 3% of the Company's outstanding shares of common stock, may nominate and include in the Company's proxy materials director nominees not to exceed the greater of (i) two and (ii) 20% of the Company's board of directors in office as of the proxy access notice date, provided that the stockholder(s) and nominee(s) otherwise satisfy the requirements in the bylaws.

Transfer Agent and Registrar

Computershare Investor Services, L.L.C. is the transfer agent and registrar for our common stock.

Quotation of Common Stock

Our common stock is traded on the NYSE under the symbol "RRC."